UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626


NEWS RELEASE

September 29, 2004       Analyst Contact:  Susan Allen            203-499-2409
                         Media Contact:    Anita Steeves          203-499-2901
                         After Hours:                             203-499-2812


UIL Holdings Corporation Files Amendment to SEC Filings with No Impact to Earnings for any Reporting Period

         UIL Holdings Corporation (NYSE:UIL) announced today that it has filed amendments to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 with the Securities and Exchange Commission (SEC). The amendments are in relation to the accounting for a financing transaction conducted by one of UIL's subsidiaries, as described below. The restatement resulting from the revised accounting treatment for this transaction has no impact on UIL's results of operations for any fiscal period, but does result in certain changes to its consolidated balance sheet of December 31, 2002 and its consolidated statement of cash flows for the fiscal years ended December 31, 2003 and 2002.

       On December 2, 2002, The United Illuminating Company (UI), a wholly-owned subsidiary of UIL, purchased $25 million of outstanding principal amount of Pollution Control Revenue Refunding Bonds, 1999 Series, due December 1, 2029 (the 1999 Series Bonds), issued by the Business Finance Authority of the State of New Hampshire (BFA) in connection with a loan by the BFA to UI. Under a borrowing agreement between UI and the BFA, UI is required to pay to the BFA, via a trust established for such purpose, an amount equal to the principal and interest on the 1999 Series Bonds. UI held the 1999 Series Bonds during the period when the borrowing agreement between UI and the BFA was amended to provide UI more remarketing flexibility. On February 5, 2003, the 1999 Series Bonds were sold to investors at a fixed interest rate of 3.25% that will remain in effect until December 3, 2007.

       UIL originally accounted for the purchase of the 1999 Series Bonds as an investment, and continued to carry a $25 million liability on its balance sheet for the bonds, because the bonds were technically issued by the BFA, not UI. Upon further review of this transaction, and in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," UIL has determined that during the period in which the 1999 Series Bonds were held by UI as an investment (December 2002 through February 2003), it should have presented the transaction as an extinguishment of debt, because UI is the primary obligor of the bonds. This would have resulted in UI extinguishing the liability upon purchase of the $25 million principal amount of BFA bonds, rather than showing both an investment and offsetting liability for such amount on the December 31, 2002 consolidated balance sheet. This change in presentation has no impact on the results of operations for any reporting period. The impact to the consolidated statement of cash flows results in a reclassification of the use of $25 million for the purchase of the bonds in December 2002, and the subsequent source of $25 million when the bonds were sold to investors in February 2003, to a financing activity as opposed to the prior presentation as an investing activity.

       Theses changes in presentation are presented in Amendment No. 1 on Form 10-K/A for the year ended December 31, 2003, which was filed with the SEC today. UIL has also filed with the SEC today, Amendment No. 1 on Form 10-Q/A for the quarter ended March 31, 2004 to reflect the aforementioned changes in the year 2003 amounts presented in the consolidated statement of cash flows.


       UIL Holdings Corporation is the holding company for The United Illuminating Company and several non-utility businesses, including, Xcelecom, Inc., United Capital Investments, Inc. and United Bridgeport Energy, Inc. UI is a New Haven-based regional distribution utility that provides electricity and energy-related services to more than 320,000 customers in municipalities in the Greater New Haven and Greater Bridgeport areas. UIL Holdings World Wide Web address is http://www.uil.com/ and the company is traded on the New York Stock Exchange under the symbol UIL.

       Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management's intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation's expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation's subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation's most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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